SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 1999

                                    FCNB CORP
             (Exact name of registrant as specified in its charter)

                MARYLAND                               52-1479635
     (State or other jurisdiction of                (I.R.S. Employer
     incorporation or organization)                Identification No.)


   7200 FCNB COURT, FREDERICK, MARYLAND                    21703
 (Address of principal executive offices)               (Zip Code)


        Registrant's telephone number, including area code: (301)662-2191


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Item 5. Other Items.

FCNB Corp (the "Company") and First Frederick Financial Corp have announced a definitive agreement through which First Frederick Financial Corp. and its wholly-owned banking subsidiary, First Bank of Frederick, will merge with and into the Company and its wholly-owned banking subsidiary FCNB Bank, both headquartered in Frederick, Maryland. The merger is valued at approximately $37 million based on closing stock prices as of March 11, 1999. Through First Bank of Frederick, First Frederick Financial operates 6 full-service banking offices and had $123 million in assets as of December 31, 1998.

In the merger, shareholders of First Frederick Financial Corp. common stock will receive 1.0434 shares of the Company's common stock, valuing the deal at $20.74 per First Frederick Financial Corp. share as of March 11, 1999.

The merger is expected to be accretive to both the Company's earnings per share and return on average equity in the first year following consummation of the deal, which is expected in the third quarter of 1999. The Company anticipates gaining significant operating efficiencies through consolidation of both branch locations and back office operations. As a result of the transaction, The Company expects to realize approximately $2.7 million of after-tax, one-time charges.

Upon completion of the transaction, The Company will have approximately $1.46 billion in assets.

FCNB Bank, The Company's financial services franchise, has 32 full-service offices in Frederick, Carroll, Montgomery, Baltimore, Howard, Anne Arundel, and Prince George's Counties of Maryland, Washington, DC, and Fairfax County, Virginia. FCNB Bank is a member FDIC and an Equal Housing Lender.

The Company has made forward-looking statements in the accompanying analyst presentation materials that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the management of The Company, and on the information available to management at the time the analyst presentation materials were prepared. In particular, the analyst materials in this report include statements regarding estimated earnings per share of The Company on a stand alone basis, expected cost savings from the merger, estimated restructuring charges relating to the merger, estimated increases in First Frederick Financial Corp's fee income ratio, the anticipated accretive effect of the merger, and The Company's anticipated performance in future periods. With respect to estimated cost savings and restructuring charges, The Company has made assumptions about, among other things, the extent of operational overlap between The Company and First Frederick Financial Corp, the amount of general and administrative expense consolidation, costs relating to converting First Frederick Financial Corp operations and data processing to The Company's systems, the size of anticipated reductions in fixed labor costs, the amount of severance expenses, the extent of the charges that may be necessary to align the companies' respective accounting reserve policies, and the cost related to the merger. The realization of cost savings and the amount of restructuring charges are subject to the risk that the foregoing assumptions are inaccurate.

Any statements in the accompanying exhibit regarding the anticipated accretive effect of the merger and The Company's anticipated performance in future periods are subject to risks relating to, among other things, the following possibilities: (1) expected cost savings from this merger or other previously announced mergers may not be fully realized or realized within the expected time frame;


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(2) deposit attrition,  customer loss or revenue loss following proposed mergers may be greater than expected;  (3)  competitive  pressure  among  depository and
other  financial   institutions  may  increase   significantly;   (4)  costs  or
difficulties related to the integration of the businesses of The Company and its merger partners, including First Frederick Financial Corp, may be greater than expected; (5) changes in the interest rate environment may reduce margins; (6) general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality, or a reduced demand for credit; (7) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which The Company and First Frederick Financial Corp are engaged;
(8) adverse changes may occur in the securities markets; and (9) competitors of The Company and First Frederick Financial Corp may have greater financial resources and develop products that enable such competitors to compete more successfully than The Company and First Frederick Financial Corp.

The Company believes these forward-looking statements are reasonable; however, undue reliance should not be placed on such forward-looking statements, which are based on current expectations. Such statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of The Company following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond management's ability to control or predict.


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Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                FCNB CORP

                                                By:   /s/ A. Patrick Linton
                                                   -----------------------------
                                                   A. Patrick Linton, President


Dated: March 16, 1999